SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant            ☑

Filed by a Party other than the Registrant            ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CORIXA CORPORATION

(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

Per unit price
or other
underlying
	Aggregate	value of
	number of	transaction
	securities	computed	Proposed
	to which	pursuant to	maximum
Title of each class of securities to which transaction	transaction	Exchange Act	aggregate value
applies	applies	Rule 0-11	of transaction	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Corixa Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Corixa Corporation
Commission File No.: 0-22891

On April 29, 2005, the following slides were shown at a meeting of the employees of Corixa Corporation.

Today's News GlaxoSmithKline to acquire Corixa, deal signed, subject to Hart Scott Rodino approval and Corixa shareholders approval GSK Bio and Corixa: a long collaboration on MPL starting in the 90's Fendrix licence by EMEA Jan. 05 MPL: a key adjuvant for Cervarix

Transition Period Timeline Acquisition is expected to close during Q305. Communication from Corixa and GSK will take place between now and the close. Until the acquisition closes, Corixa is still managing the company.

What Do You Have Control Over You are still a Corixa employee. Non-MPL Corixa programs are under review by GSK. Input from Corixa employees in the coming weeks. Scheduling to be determined in the next few weeks. Clarification on Seattle activities will be done after full review of portfolio.

What Happens If . . . Transaction closes: All of your options will be accelerated: If they are above the purchase price then they are cancelled If they are under the purchase price you will receive cash for the difference between the purchase price and the option exercise price You may become a GSK employee and we're not sure what that looks like. Your position may be eliminated.

If Layoffs Occur Severance payment. Continued health care coverage (COBRA) Vacation and Sabbaticals payout. Out-placement assistance.

What Does This Mean For Montana? A big part of this deal is about MPL We still have a critical timeline to execute. That execution is critical to the success of Corixa and GSK's vaccine business. New facility planning continues on the same schedule.

What About Non-MPL Programs? Non-MPL Corixa programs are under review by GSK. Input from Corixa employees in the coming weeks. Scheduling to be determined in the next few weeks. Clarification of non-MPL activities will be done after full review of portfolio.

What Does This Mean To Seattle? Non-MPL Corixa programs are under review by GSK. Input from Corixa employees in the coming weeks. Scheduling to be determined in the next few weeks. Clarification of non-MPL activities will be done after full review of portfolio.

What Happens If . . . Transaction closes: All of your options will be accelerated: If they are above the purchase price then they are cancelled If they are under the purchase price you will receive cash for the difference between the purchase price and the option exercise price

Additional Information About the Proposed Acquisition and Where to Find It
Corixa will file a proxy statement with the SEC in connection with the proposed transaction. Corixa urges investors and security holders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Additionally, documents filed with the SEC by Corixa are available free of charge on Corixa’s website at www.corixa.com. Documents on Corixa’s website will not be part of the filing.

Corixa’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Corixa in connection with the transaction. A description of certain of the interests of directors and executive officers of Corixa is set forth in the proxy statement for Corixa’s 2005 annual meeting of stockholders, which was filed with the SEC on April 20, 2005. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.